UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 3, 2015 (August 28, 2015)

Allegheny Technologies Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(412) 394-2800

N/A
(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.       Termination of a Material Definitive Agreement.

On August 28, 2015, ATI Ladish LLC (“ATI Ladish”), a wholly-owned indirect subsidiary of Allegheny Technologies Incorporated (“ATI”) and the successor by merger to Ladish Co., Inc. (“Ladish”), prepaid approximately $5.7 million in aggregate principal amount of its 6.14% senior notes, Series B, due May 16, 2016 (the “Series B Notes”), representing all of the outstanding Series B Notes.  The Series B Notes were issued by Ladish in May 2006 and were scheduled to mature on May 16, 2016.  Upon payment of the applicable prepayment amounts to the holders of the Series B Notes, the Series B Terms Agreement, dated as of May 16, 2006, among ATI Ladish (as successor by merger to Ladish) and the purchasers party thereto, terminated.  ATI Ladish has repaid all of the approximately $10 million aggregate principal amount of its outstanding 6.41% senior notes, Series C, due September 2, 2015 (the “Series C Notes”), which were issued by Ladish in September 2008, on September 2, 2015, the scheduled maturity date for the Series C Notes.

Item 7.01.       Regulation FD Disclosure.

On September 3, 2015, ATI announced that Dan L. Greenfield, Vice President, Investor Relations and Corporate Communications, will speak at the Gabelli 21st Annual Aircraft Supplier Conference in New York, New York on September 9, 2015.  Mr. Greenfield’s remarks and presentation slides will be available live at 2:00 p.m. (ET) on Wednesday, September 9, 2015, on ATI’s website www.ATImetals.com under the “Investor Relations” tab, then “News & Events” and “Webcasts & Presentations.” A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.       Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1 Press release dated September 3, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

		By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

Dated:	September 3, 2015